This presentation may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as discussed more fully on page 11 of our 2002 Annual Report. These forward looking statements may include estimates that are subject to various factors which could cause actual results to differ materially from these estimates.

Corporate Profile Over 80 branches throughout 14 counties Asset $15.9 Billion as of 9/30/03 Total Capital $1.4 Billion as of 9/30/03 3 Year Average Growth over 20% as of 9/30/03

First Step 7/13/99 Hudson City, MHC 122,576,600 53% Public Offering 108,700,000 47% Total Shares Outstanding 231,276,600 100% Net Proceeds at $5 Per Share $527,300,000

EPS = Earnings EPS = 231,276,600 vs. 108,700,000 BVPS = Book Value BVPS = 231,276,600 vs. 108,700,000 EPS & BV Per Share Calculations

Business Strategies Grow Balance Sheet Increase Earnings Pay Dividends Repurchase Stock Major Goals

6/30/1999 12/31/1999 12/31/2000 12/31/2001 12/31/2002 9/30/2003 Assets 8210966 8518865 9380373 11426768 14144604 15898409 Total Assets (in thousands)

Net Income (in thousands)

Earnings Per Share (Diluted)

Dividend Payout Date Paid 2003 2002 2001 2000 March $ .11 $ .075 $ .050 $ .025 June .12 .080 .055 .035 September .14 .090 .060 .040 December .15 .100 .070 .045 500% Increase Since March 2000 Quarterly Dividends Paid

Key Ratios 9/30/03% 2002% 2001% 2000% 1999 % Return on Equity 15.34 14.84 10.09 7.87 9.05 Return on Assets 1.37 1.50 1.32 1.29 1.32 Net Interest Spread 2.36 2.66 2.12 1.91 2.18 Net Interest Margin 2.65 3.10 2.87 2.90 2.98 Efficiency Ratio 23.75 23.59 28.04 30.55 28.27

Stock Repurchase Program Fifth stock repurchase program began March 2003 authorizing the purchase of 9.5 million shares. As of September 30, 2003, 52.4 million shares were purchased at a weighted-average cost of $12.30 per share with 9.2 million shares to be purchased.

* Source: Keefe, Bruyette & Woods, Inc. Bank Performance and Trends dated November 5, 2003 data as of 2003Q3 Competitive Position 45th in Total Assets # 1 Ranking* - Price Change - 85% YTD # 1 Ranking* - Efficiency Ratio - 26.58% # 2 Ranking* - Asset Quality Net charge offs/average loans - .01% # 7 Ranking* - Capital Adequacy Leverage Ratio of 8.51% # 1 Ranking - Risked Based Capital - 25.59% For the Top Fifty Banks and Thrifts - 2003Q3:

Most Efficient Bank in the Nation Hudson City was named MOST EFFICIENT BANK IN THE NATION (among the largest 500 U.S. bank holding companies in 2002)

Forbes 500 Position Hudson City's ranking skyrocketed in the most recent Forbes 500 listing from 493 in 2002 to 360 in 2003

Hudson City Named Among BusinessWeek's Top 1000 Companies

Hudson City Named Among Fastest-Growing New York Area Companies

Stock Performance Hudson City stock opened on July 13, 1999 at $5.00 per share On November 28, 2003, the stock closed at $36.11 per share, a 622% increase in just over four years, and a YTD increase of 94% Source: Nasdaq Online - Trade History Hudson City Bancorp, Inc. (Nasdaq: HCBK) There can be no assurance that stock performance will continue into the future with the same or similar trends as those depicted in the graph above.

ISS Corporate Governance Quotient Index Ranking 97.2/100